Exhibit 99.1

Calidi Biotherapeutics Announces Proposed Public Offering

SAN DIEGO, March 05, 2026 (GLOBE NEWSWIRE) — Calidi Biotherapeutics, Inc. (NYSE AMERICAN: CLDI) (“Calidi” or the “Company”), a biotechnology company pioneering the development of targeted genetic medicines, today announced that it intends to offer and sell, subject to market and other conditions, units consisting of shares of its common stock and, in lieu of common stock to certain investors that so choose, pre-funded warrants to purchase shares of its common stock, in an underwritten public offering. Each share of common stock or pre-funded warrant will be sold with accompanying common warrants to purchase shares of common stock (or a pre-funded warrant in lieu thereof). The shares of common stock, pre-funded warrants and/or common warrants comprising the units will be separated immediately upon issuance. The purchase price of each pre-funded warrant will equal the price per share at which shares of common stock are being sold to the public in the offering, minus $0.001, the per share exercise price of each pre-funded warrant. In addition, the Company expects to grant the underwriters a 45-day option to purchase up to an additional 15% of the number of shares of common stock and/or common warrants to purchase shares of its common stock offered in the public offering at the public offering price, less the underwriting discounts and commissions. All of the shares of common stock, pre-funded warrants and common warrants are being offered by the Company.

The proposed offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Ladenburg Thalmann & Co. Inc. is acting as sole book-running manager for the offering.

Calidi intends to use the net proceeds from the offering for working capital and for general corporate purposes.

The securities described are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-284229), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on February 7, 2025. The offering will be made only by means of a written prospectus. A preliminary prospectus supplement and accompanying prospectus describing the terms of the offering has been or will be filed with the SEC on its website at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering may also be obtained by contacting Ladenburg Thalmann & Co. Inc., Prospectus Department, 640 Fifth Avenue, 4th Floor, New York, New York 10019 or by email at prospectus@ladenburg.com. Before investing in this offering, interested parties should read in their entirety the preliminary prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such preliminary prospectus supplement and the accompanying prospectus, which provide more information about the Company and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described therein, nor shall there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Calidi

Calidi Biotherapeutics (NYSE American: CLDI) is a biotechnology company pioneering the development of targeted therapies with the potential to deliver genetic medicines to distal sites of disease. The company’s proprietary Redtail platform features an engineered enveloped oncolytic virus designed for systemic delivery and targeting of metastatic sites. This advanced enveloped technology is intended to shield the virus from immune clearance, allowing virotherapy to effectively reach tumor sites, induce tumor lysis, and deliver potent genetic medicine(s) to metastatic locations.

CLD-401, the lead candidate from the Redtail platform, currently in IND-enabling studies, targets non-small cell lung cancer, head and neck cancer, and other tumor types with high unmet medical need. Calidi continues to advance its pipeline utilizing the Redtail platform including its novel approach to incorporate BiTEs in solid tumors.

Calidi Biotherapeutics is headquartered in San Diego, California. For more information, please visit www.calidibio.com or view Calidi’s Corporate Presentation here.

Forward-Looking Statements

This press release may contain forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Terms such as “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “towards,” “would” as well as similar terms, are forward-looking in nature, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements concerning key milestones, including certain pre-clinical data, planned clinical trials, and statements relating to the safety and efficacy of Calidi’s therapeutic candidates in development. Any forward-looking statements contained in this discussion are based on Calidi’s current expectations and beliefs concerning future developments and their potential effects and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth or implied in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that Calidi is not able to raise sufficient capital to support its current and anticipated clinical trials, the risk that early results of clinical trials do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive review of the data, and as more patient data becomes available, the risk that Calidi may not receive FDA approval for some or all of its therapeutic candidates. Other risks and uncertainties are set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s annual report filed with the SEC on Form 10-K on March 31, 2025, as may be amended or supplemented by other reports we file with the SEC from time to time. We disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

For Investors:

Dave Gentry, CEO

RedChip Companies, Inc.

1-407-644-4256

CLDI@redchip.com